STATEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Securities and Exchange Commission
Washington, DC

Re: Nicklebys.com, Inc.

We have not completed our quarterly review procedures on the financial statements of the above captioned Registrant as of and for the three and nine months ended September 30, 2005.  There are no reportable conditions at this time.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Denver, Colorado
November 14, 2005